Former Reynolds Metals Executive Joins Bank of Lancaster Board

KILMARNOCK, Va., June 25, 2014 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company of Bank of Lancaster and Bay Trust Company, announces that Randolph N. Reynolds, Jr. has been elected to Bank of Lancaster's Board of Directors.

"We are pleased and honored to welcome Randy to our Bank Board," said Randal R. Greene, President and Chief Executive Officer. "With our recent expansion into the Richmond market, Randy brings a high level of expertise in real estate management and development; and as an established native of Richmond, we look forward to his leadership in assisting us with the tremendous opportunities and growth prospects for our Company."

Reynolds is a partner of Reynolds Development Company, LLC, a private real estate management and development company which he co-founded in 2001. The company specializes in commercial real estate investing, management and development. He also served as Export Sales Manager and Global Sales and Marketing Manager for the Bauxite & Alumina Division of Reynolds Metals. After receiving his B.A. in economics from William & Mary and graduate school at the University of Richmond, Mr. Reynolds developed the first hurricane resistant aluminum intensive residential house in Florida and his development team won an International Extrusion Award and was awarded the Key to the City of Ft. Pierce, Florida.

"I am excited to be a part of Bank of Lancaster's expansion into the Richmond market," said Reynolds. "The growth potential is huge for Bank of Lancaster, and I am delighted to join this innovative team of seasoned professionals in helping build businesses throughout our area."

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight banking offices located throughout the Northern Neck region, a residential lending production office in Middlesex County, and a new office in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration as well as financial planning, investment services, management of IRAs and other investment accounts.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

Photo - http://photos.prnewswire.com/prnh/20140625/121675
Photo - http://photos.prnewswire.com/prnh/20140218/PH67003-a